EXHIBIT 99.1


[LOGO - NOVEON (TM)]                                                   NEWS

Noveon, Inc.
9911 Brecksville Road
Cleveland, Ohio  44141-3247
216.447.5000

For more information, contact:

Media Contact:                                   Investor Relations Contact:
Rob Jewell                                       Sean Stack
(216) 447-5255                                   (216) 447-6494


                    NOVEON NEARLY DOUBLES FREE CASH FLOW

           IN FOURTH QUARTER; EXCEEDS 2001 CASH FLOW EXPECTATIONS

                           Three Months Ended      Twelve Months Ended
                                December 31            December 31
                           2000          2001      2000           2001
                           ----          ----      ----           ----
                                Unaudited
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Sales                     $276.8         $247.1    $1,167.7       $1,063.4
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EBITDA(1)                  $47.6          $44.8      $209.4         $175.5
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Free Cash Flow(2)          $34.7          $64.4      $148.6         $192.7
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(1) EBITDA (unaudited) is not a measure of operating income, net income, operating performance or liquidity under GAAP

(2) Free cash flow (unaudited) is EBITDA less capex plus/less changes in accounts receivable, inventory and accounts payable


Cleveland, Ohio, March 5 - Noveon, Inc. today reported selected results for the fourth quarter and full year ended December 31, 2001. In the quarter, Noveon reported sales of $247.1 million, earnings before interest, taxes, depreciation and amortization (EBITDA) of $44.8 million and free cash flow of $64.4 million. For the fourth quarter of 2000, BFGoodrich Performance Materials (Performance Materials), the Predecessor Company, and a segment of The B.F.Goodrich Company, reported sales of $276.8 million, EBITDA of $47.6 million and free cash flow of $34.7 million. Results of Performance Materials included certain businesses that were not part of Noveon's acquisition of Performance Materials on February 28, 2001.

Sales decreased 11% from the prior year quarter reflecting volume declines related to products sold to customers in the paper and packaging, textile and automotive related industries and the impact of two discontinued product lines at the Company's Cincinnati operations as part of the Company's global restructuring efforts; partially offset by volume gains in Noveon's Personal Care and Pharmaceutical product lines. EBITDA declined by approximately 6% from the prior year quarter primarily due to lower sales volume and competitive pricing pressure; offset partially by lower raw material and utility costs, and lower manufacturing spending. Free cash flow increased by $29.7 million from $34.7 million to $64.4 million due to continued improvement in working capital management and the impact of productivity improvements on capital spending levels.

For the full year ended December 31, 2001, Noveon reported a 9% decline in sales from $1,167.7 million in 2000 to $1,063.4 million in 2001. The decrease in revenue was due to volume declines in products sold to the paper and packaging, graphic arts and automotive related industries, the disposition of the textile dyes business prior to the formation of Noveon, the impact of the discontinued product lines at the Company's Cincinnati operation, and the weaker Euro; partially offset by higher volume in the Consumer Specialties Segment. EBITDA declined by 16% from $209.4 million in 2000 to $175.5 million in 2001 due to the impact of lower volumes primarily in North America, higher raw material and utility costs and the weaker Euro; partially offset by lower manufacturing and SG&A costs. Free cash flow increased by 30% or $44.1 million from $148.6 million in 2000 to $192.7 million in 2001.

Steve Demetriou, Noveon president and chief executive officer, said, "2001 was an extremely difficult year that was marked by challenging economic conditions as well as record high raw material and energy costs. Through relentless pursuit of productivity initiatives and aggressive working capital management, Noveon's first year as a newly independent company was characterized by the following achievements:

     -STRONGER BALANCE SHEET - Our strong free cash flow performance enabled the Company to end 2001 with $120 million of cash. The Company's net debt position was significantly reduced from $907 million at formation to $781 million. This cash will enable Noveon to continue to invest in key growth areas and targeted acquisitions.

     -SEQUENTIAL IMPROVEMENTS - As an independent company, Noveon generated sequential quarterly improvements in EBITDA, despite declining demand.

     -IMPROVED COST STRUCTURE - We de-layered and right-sized the organization, better positioning the Company for profitable growth by enhancing our strengths and capabilities in innovation.

     -STRENGTHENED FOCUS ON GROWTH - We added resources to pursue growth in key regions, and accelerated new product development opportunities."

Looking ahead to 2002, Demetriou said, "In the first half, the benefits from lower raw materials and cost structure improvements should more than offset the continued slow economic activity enabling the Company to generate both sequential and year over year improvements in the first and second quarter. If we see improved industrial economic conditions in the second half, we would expect to generate double-digit EBITDA growth for the full year."

CONSUMER SPECIALTIES SEGMENT

During the quarter, Noveon's Consumer Specialties Segment reported a sales decrease of 4% from $69.5 million to $66.5 million compared with the prior year fourth quarter due to the impact of the discontinued product lines at our Cincinnati location and pricing pressure within the food and beverage product lines; partially offset by higher volumes in our personal care and pharmaceuticals product lines. EBITDA increased $1.7 million from $14.1 million to $15.8 million, principally due to favorable raw material costs and natural gas prices as well as higher volumes in the personal care and pharmaceuticals product lines.

For the full year, Consumer Specialties reported a slight sales increase from $283.3 million to $284.0 million compared to the prior year due to higher volumes in our food and beverage and personal care and pharmaceuticals product lines; partially offset by the impact of the discontinued product lines at our Cincinnati operation, competitive pricing pressure and the weaker Euro. EBITDA decreased $5.7 million from $65.2 million in 2000 to $59.5 million in 2001 due to higher raw material costs in the food and beverage product lines, higher manufacturing costs in pharmaceuticals and competitive pricing pressure; partially offset by higher volumes.

POLYMER SOLUTIONS SEGMENT

Noveon's Polymer Solutions Segment sales declined 12% from $105.4 million to $93.1 million compared to the fourth quarter of the prior year. Lower sales were primarily due to volume reductions in products used in industrial, plumbing and automotive related applications in North America by Noveon's polymer additives, Temprite(R) and Estane(R) product lines, lower European demand and competitive pricing pressure; partially offset by the stronger Euro. EBITDA decreased $6.5 million from $31.8 million to $25.3 million due to lower sales volume; partially offset by lower raw material and utility costs.

For the full year, Polymer Solutions Segment reported a sales decrease of 7% from $426.7 million to $397.5 million compared to the prior year due to lower sales volumes in products used in industrial, plumbing and automotive related applications in North America, and the impact of the weaker Euro; partially offset by higher volume within the European region. EBITDA decreased $14.7 million from $121.0 million to $106.3 million due to lower sales volume; partially offset by lower raw material, utility and manufacturing costs.

PERFORMANCE COATINGS SEGMENT

Performance Coatings Segment sales decreased 14% from $101.9 million to $87.5 million compared to the fourth quarter of the prior year due to volume declines resulting from lower demand from customers in the paper and packaging, and textile industries. EBITDA increased by $1.4 million from $15.1 million to $16.5 million as improved productivity and lower raw material costs more than offset volume declines.

For the full year, Performance Coatings Segment reported a sales decrease of 17% from $457.7 million to $381.9 million compared to the prior year due to volume declines resulting from lower demand from customers in the paper and packaging, and textile industries and the impact of the disposition of the textile dyes business. EBITDA decreased $17.7 million from $81.5 million to $63.8 million due to lower sales volume and higher raw material costs; partially offset by improved productivity.

CORPORATE

In the fourth quarter, corporate overhead excluding depreciation and management fees decreased $0.6 million from $13.4 million to $12.8 million. The decrease is primarily the result of the Company's restructuring and spending control efforts, and a reduction in postretirement benefits costs, partially offset by the incremental administrative costs of a stand-alone entity. For the year, corporate overhead decreased $4.2 million from $58.3 million in 2000 to $54.1 million in 2001 principally due to the Company's cost control initiatives.

Noveon will be hosting a conference call to discuss fourth quarter results on Tuesday, March 5 at 10:00 AM EST. Domestic callers should dial 1 (800) 446-1671 and international callers should dial 1 (847) 413-3362 and ask to be connected to the Noveon fourth quarter earnings call (confirmation code 5463411). A replay of the call will be available through Friday, March 8 by calling (domestic) 1 (888) 843-8996 (international) 1 (630) 652-3044 with the above confirmation code.

Noveon is a leading global producer and marketer of technologically advanced specialty chemicals for a broad range of consumer and industrial applications. The Company was formed as an independent entity on February 28, 2001 when an investor group comprised of AEA Investors Inc., and affiliates of DLJ Merchant Banking Partners and DB Capital Partners, Inc., acquired the Performance Materials business from The B.F.Goodrich Company. Noveon is headquartered in Cleveland, Ohio, with regional centers in Brussels, Belgium, and Hong Kong.

This release contains forward-looking statements that relate to future events or performance. These statements reflect the Company's current expectations, and the Company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results express or implied in this or other Company statements will not be realized. Furthermore, investors are cautioned that these statements involve risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from the forward-looking statements. Further information about these risks can be found in the Company's filings with the Securities and Exchange Commission.

Investors are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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